Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GELESIS, INC.

Gelesis, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

The Board of Directors of the Corporation, by resolution duly adopted in accordance with Sections 141 and 242 of the DGCL, approved an amendment to the Ninth Amended and Restated Certificate of Incorporation of the Corporation and declared said amendment to be advisable. The stockholders of the Corporation duly approved said amendment by written consent in accordance with Sections 228 and 242 of the DGCL. As required by Section 228 of the DGCL, the Corporation has given written notice of the amendment reflected herein to the stockholders of the Corporation who did not consent in writing to such amendment. The resolutions provide that the Ninth Amended and Restated Certificate of Incorporation of the Corporation filed on March 6, 2015 with the Secretary of State of the State of Delaware (the “Delaware Secretary”), as amended by the Certificate of Amendment filed on April 22, 2015, be further amended as follows:

Striking out the first paragraph of Article FOURTH and substituting in lieu of said paragraph the following new paragraphs:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 50,119,712 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 30,817,462 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Effective upon the filing of this Certificate of Amendment with the Delaware Secretary, there shall be a combination of the Common Stock, such that immediately upon such filing every three and five hundred twenty-six thousandths (3.526) shares of Common Stock issued and outstanding immediately prior to such filing shall be exchanged for one (1) share of Common Stock, remaining at $0.0001 par value per share.

Upon the filing hereof with the Delaware Secretary, the exchange of every three and five hundred twenty-six thousandths (3.526) issued and outstanding shares of Common Stock for one (1) issued and outstanding share of Common Stock shall occur automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

No fractional shares shall be issued upon the exchange. Cash will be paid in lieu of fractional shares except as to holders who have agreed to waive such payment.”

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the President of the Corporation this 22nd day of April 2015.

GELESIS, INC.

By:	/s/ Yishai Zohar
Name:	Yishai Zohar
Title:	President